Exhibit 99.2

FOR IMMEDIATE RELEASE

EA AND RELATIONAL INVESTORS ANNOUNCE COOPERATION AGREEMENT

Redwood City, CA – May 31, 2011 – Electronic Arts Inc. (NASDAQ: ERTS) and Relational Investors LLC, a major EA shareholder, today announced a mutual cooperation agreement giving Relational an option to appoint its Principal and Co-Founder, Ralph Whitworth, to EA’s Board of Directors.

“Electronic Arts and Relational have engaged in a series of discussions about EA’s significant progress in improving its business and its prospects for continued growth and improvement,” said John Riccitiello, Chief Executive Officer of Electronic Arts. “This agreement signals Relational’s confidence as we transform EA from a packaged goods company to a fully integrated digital entertainment company.”

“EA’s performance over the last several months and the rapid growth of its digital business demonstrate the fundamental strength of its business franchise and management’s ability to extend the Company’s industry leadership,” said Ralph Whitworth, Principal and Co-Founder of Relational. “We are pleased to be closely engaged with EA’s management team and we are confident in the Company’s growth potential.”

The mutual cooperation agreement provides Relational with an option to appoint Ralph Whitworth to the Electronic Arts Board of Directors, and its Executive Compensation and Leadership Committee, at Relational’s request between September 15, 2011 and May 1, 2012. Should Mr. Whitworth join the Company’s Board, Electronic Arts agrees to re-nominate him at the Company’s 2012 Annual Meeting of Shareholders for a customary one-year term.

Relational, a $6.4 billion private investment fund, began investing in Electronic Arts shares in early 2011 and, as of the quarter ending March 31st, owned approximately 1.5% of Electronic Arts’ common stock. The agreement is detailed in an exhibit to the Form 8-K that the Company filed today with the Securities and Exchange Commission.

About Electronic Arts

Electronic Arts (NASDAQ:ERTS) is a global leader in digital interactive entertainment. The Company’s game franchises are offered as both packaged goods products and online services delivered through Internet-connected consoles, personal computers, mobile phones and tablets. EA has more than 100 million registered players and operates in 75 countries. In fiscal 2011, EA posted GAAP net revenue of $3.6 billion. Headquartered in Redwood City, California, EA is recognized for critically acclaimed, high-quality blockbuster franchises such as The Sims™, Madden NFL, FIFA Soccer, Need for Speed, Battlefield, and Mass Effect. More information about EA is available at http://info.ea.com.

Contacts:

Peter Ausnit	Jeff Brown
Vice President, Investor Relations	Vice President, Corporate Communications
650-628-7327	650-628-7922
pausnit@ea.com	jbrown@ea.com